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                                                                    EXHIBIT 23.4

                         INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-74342 of BRL Universal Equipment 2001 A, L.P., BRL Universal Equipment Corp., Universal Compression Holdings, Inc. and Universal Compression, Inc. on Form S-4 of our report dated October 18, 2001 (relating to the consolidated financial statements of BRL Universal Equipment 2001 A, L.P.) and our report dated December 11, 2001 (relating to the consolidated balance sheet audit of BRL Universal Equipment Management, Inc.), appearing in the Prospectus, which is a part of this Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Dallas, Texas
December 13, 2001